Exhibit 99.1
Walter Investment Management Corp. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands, except share amounts)

	December 31,
	2009	2008

ASSETS

Cash and cash equivalents	$99,286	$1,319
Short-term investments, restricted	51,654	49,196
Receivables, net	3,052	5,447
Residential loans, net of allowance for loan losses of $17,661 and $18,969, respectively	1,644,346	1,771,675
Subordinate security	1,801	—
Real estate owned	63,124	48,198
Deferred debt issuance costs	18,450	19,745
Other assets	5,961	3,261

Total assets	$1,887,674	$1,898,841

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$14,045	$2,181
Accrued expenses	28,296	46,367
Deferred income taxes, net	173	55,530
Mortgage-backed debt	1,267,454	1,372,821
Accrued interest	8,755	9,717
Other liabilities	767	748

Total liabilities	1,319,490	1,487,364

Stockholders’ equity:
Member unit
Issued - 0 and 1 member unit at December 31, 2009 and 2008, respectively	—	—
Preferred stock, $0.01 par value per share:
Authorized - 10,000,000 shares
Issued and outstanding - 0 shares at December 31, 2009 and 2008, respectively	—	—
Common stock, $0.01 par value per share:
Authorized - 90,000,000 shares
Issued and outstanding - 25,642,889 and 0 shares at December 31, 2009 and 2008, respectively	256	—
Additional paid-in capital	122,552	52,293
Retained earnings	443,433	684,127
Accumulated other comprehensive income	1,943	1,747

	568,184	738,167
Less: Receivable from Walter Energy	—	(326,690)

Total stockholders’ equity	568,184	411,477

Total liabilities and stockholders’ equity	$1,887,674	$1,898,841